FOR IMMEDIATE RELASE	Contact: Matt Funke, CFO
February 21, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC.
ANNOUNCES COMPLETION OF ACQUISITION OF
CITIZENS STATE BANKSHARES OF BALD KNOB

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Southern Missouri,” NASDAQ: SMBC), of Poplar Bluff, Missouri, the parent company of Southern Bank, announced that its acquisition of Citizens State Bankshares of Bald Knob, Inc., (“Citizens”) and its subsidiary, Citizens State Bank, was completed today.

Southern Missouri is the holding company for Southern Bank, headquartered in Poplar Bluff, Missouri, operating 22 branch offices in Missouri and Arkansas. Citizens is headquartered in Bald Knob, Arkansas, and operates three branch offices in Arkansas. Greg Steffens, President and Chief Executive Officer of Southern Missouri, welcomed Citizens State Bank customers.  “We are very happy to offer these communities a wider selection of services and look forward to growing with these markets,” said Steffens.

Larry Kircher, Chairman & CEO of Citizens, who will remain with the combined entity in an advisory capacity, commented, “As we knew entering into this agreement with Southern Bank, we are bringing to our community an organization with a strong commitment to customer service and local decision-making. Citizens depositors can look forward to a great relationship with our organization going forward.”

As of December 31, 2013, Citizens State Bank reported total assets of $70 million, loans, net, of $12 million, and deposits of $62 million.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and charge-offs and changes in estimates of the adequacy of the allowance for loan losses, demand for loans and deposits in the Company's market area, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.